August 15, 2012

Winthrop Realty Trust 7 Bulfinch Place Suite 500 Boston, MA 02114

Re:           Information in the Prospectus Supplement under the heading “Material Federal
Income Tax Considerations”

Ladies and Gentlemen:

In connection with the offering by Winthrop Realty Trust, an Ohio real estate investment trust (the “Company”), of $75,000,000 aggregate principal amount of the Company’s 7.75% Senior Notes due 2022 (the “Notes”) pursuant to the Company’s Registration Statement on Form S-3, file number 333-155761 (the “Registration Statement”), and the Base Prospectus dated October 13, 2009 included in the Registration Statement, as supplemented by the Prospectus Supplement dated August 8, 2012 (the “Prospectus Supplement”), filed by the Company with the Securities and Exchange Commission under Rule 424(b) on August 8, 2012, you have requested our opinion concerning the information in the Prospectus Supplement under the heading “Material Federal Income Tax Considerations.”

In rendering this opinion, we have examined the Registration Statement, the Base Prospectus, the Prospectus Supplement and such other documents and materials as we deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.  In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain factual representations relating to the organization and proposed operation of the Company.  Where such factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the Department of the Treasury (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and we are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.  We have also relied upon representations that the information presented in the Registration Statement accurately and completely describes all material facts.  We have not verified any of those assumptions.

CHARLOTTE	CHICAGO	IRVING	LONDON	LOS ANGELES	NEW YORK	OAKLAND	SHANGHAI	WASHINGTON, DC	WWW.KATTENLAW.COM

LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

August 15, 2012
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In rendering these opinions, we have assumed that the Company will be operated in the manner described in its organizational documents and in the Registration Statement.

Based upon and subject to the foregoing, it is our opinion that the discussion in the Prospectus Supplement under the heading “Material Income Tax Considerations”, to the extent that such discussion contains descriptions of applicable Federal income tax law, is correct in all material respects.

Our opinion is based on the Code, the Regulations, an the interpretations of the Code and such Regulations by the courts and the Service, all as they are in effect and exist at the date of this letter.  It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions.  Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

Notwithstanding any express or implied agreement, arrangement, or understanding to the contrary, the Company (and any employee, representative, or other agent of the Company) may disclose this opinion to any and all persons.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933. as amended.

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP